Exhibit 4.4

Warrant Certificate No.

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT LAWS.

Issuance Date: June 29, 2026

DECOY THERAPEUTICS INC.

FORM OF SERIES C WARRANT TO PURCHASE COMMON SHARES OR PRE-FUNDED WARRANTS

Decoy Therapeutics Inc., a Delaware corporation (the “Company”), for value received on June 29, 2026 (the “Issuance Date”), hereby issues to Armistice Capital Master Fund Ltd. (the “Holder”) this Warrant (the “Warrant”) to purchase 1,184,434 Common Shares (as hereinafter defined) (each such share as from time to time adjusted as hereinafter provided being a “Warrant Share” and all such shares being the “Warrant Shares”), at the Exercise Price (as defined below), as from time to time adjusted as hereinafter provided, on or before the Expiration Date (as defined below), all subject to the following terms and conditions. This Warrant is one of a series of warrants of like tenor that have been issued in connection with the Company’s private offering solely to accredited investors (as defined under applicable U.S. federal securities laws) of units of Common Shares and Warrants in accordance with, and subject to, the terms and conditions described in that certain Securities Purchase Agreement between the Company and each purchaser thereunder, inclusive of all exhibits and all amendments, supplements and appendices thereto (the “Purchase Agreement”). Capitalized terms used, but not defined herein, shall have the meanings given to such terms in the Purchase Agreement.

As used in this Warrant, (i) “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close; (ii) “Common Shares” means the shares of the Company’s common stock, par value 0.0001 per share; (iii) “Exercise Price” means U.S. $5.91 per Warrant Share, subject to adjustment as provided herein; (iv) “Exercise Commencement Date” means the Stockholder Approval Date (as defined below); (v) “Expiration Date” means the earlier of (i) the 90th day following the date of the Milestone Event, or if such 90th day falls on a day other than a Business Day, the next day that is a Business Day or (ii) June 29, 2031; (vi) “Trading Day” means any day on which the Common Shares are traded (or available for trading) on their principal trading market in the United States; (vii) “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person; and (viii) “Registration Rights Agreement” means that certain Registration Rights Agreement among the Company and each of the Holders as contemplated in the Purchase Agreement. As used herein, “Milestone Event” means the later of (a) the Company’s public announcement that the Phase 2a human challenge trial conducted in the United Kingdom met its primary endpoint and (b) the date on which the shareholders of the Company approve a proposal to approve the exercise of the Series A Warrants to Purchase Common Stock, the Series B Warrants to Purchase Common Stock and the Series C Warrants to Purchase Common Stock, as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity)(such date, the “Stockholder Approval Date”); provided that, if such shareholder approval is not obtained, the Company shall (i) call and hold a special meeting of shareholders within 90 days after such vote to again seek such approval and (ii) continue to seek such approval at least once every 90 days thereafter until such approval is obtained.

1.	DURATION AND EXERCISE OF WARRANTS

(a) Exercise Period. Commencing on the Exercise Commencement Date, the Holder may, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, exercise this Warrant in whole or in part on any Business Day on or before 11:59 P.M., Eastern Time, on the Expiration Date, at which time this Warrant shall become void and of no value.

(b) Exercise Procedures.

(i) While this Warrant remains outstanding and exercisable in accordance with Section 1(a), in addition to the manner set forth in Section 1(b)(ii) below, the Holder may exercise this Warrant in whole or in part at any time and from time to time by delivery to the Company of a duly executed copy of the Notice of Exercise attached as Exhibit A (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the date of exercise as aforesaid (the “Warrant Share Delivery Date”), the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 1(b)(ii) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation as soon as reasonably practicable of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market with respect to the Common Shares as in effect on the date of delivery of the Notice of Exercise.

(ii) If at any time a registration statement is not effective or available (as provided in the Registration Rights Agreement) for the resale by the Holder of all of the Warrant Shares, then the Holder may, in its sole discretion, exercise all or any part of the Warrant in a “cashless” or “net-issue” exercise (a “Cashless Exercise”) by delivering to the Company a Notice of Exercise, in which case, the number of Warrant Shares to be issued to the Holder upon such exercise shall be calculated using the following formula:

X =	Y * (A - B)
A

with:	X =	the number of Warrant Shares to be issued to the Holder

Y =	the number of Warrant Shares with respect to which the Warrant is being exercised

A =	the fair value per Common Share on the date of exercise of this Warrant

B =	the then-current Exercise Price of the Warrant

Solely for the purposes of this paragraph, “fair value” per Common Share shall mean the Closing Price (as defined below) per Common Share for the Trading Day immediately preceding the date on which the Notice of Exercise is deemed to have been sent to the Company. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed on a U.S. national securities exchange, the closing price per Common Share for such date (or the nearest preceding date) on the primary exchange in the United States on which the Common Shares are then listed; (b) if prices for the Common Shares are then quoted on the OTC Bulletin Board or any tier of the OTC Markets in the United States, the closing bid price per Common Share for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Shares are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices) in the United States, the most recent closing bid price per share of the Common Shares so reported. If the Common Shares are not publicly traded as set forth above, the “fair value” per Common Share shall be reasonably and in good faith determined by the board of directors of the Company (the “Board of Directors”) as of the date which the Notice of Exercise is deemed to have been sent to the Company.

For purposes of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), it is intended, understood and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(iii) Upon the exercise of this Warrant in compliance with the provisions of this Section 1(b), the Company shall, on or before the Warrant Share Delivery Date, cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent, Equiniti Trust Company, LLC, (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company (the “DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”), if the Transfer Agent is then a participant in such system, and either (A) there is an effective and available registration statement permitting the resale of the Warrant Shares by the Holder (as provided in the Registration Rights Agreement) and the Holder has contracted for such a resale, or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming Cashless Exercise of the Warrants), and otherwise, at the election of the Holder, by physical delivery of a certificate or a direct registration system account statement (“DRS Statement”), registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise by the Holder. Each exercise of this Warrant shall be effective immediately prior to the close of business on the date (the “Date of Exercise”) that the Notice of Exercise has been delivered, so long as the Aggregate Exercise Price (if any) has been delivered within one Trading Day of the delivery of the Notice of Exercise. On or before the first (1st) Trading Day following the date on which the Company has received a Notice of Exercise, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Notice of Exercise, in the form attached hereto as Exhibit B, to the Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Exercise in accordance with the terms herein. On or before the Warrant Share Delivery Date, the Company shall cause the Transfer Agent to issue and deliver via DWAC in connection with any resale of such Warrant Shares with respect to which the Holder has instructed a broker to sell such Warrant Shares, and for which the Holder has not yet settled (or via reputable overnight courier to the address as specified in the Notice of Exercise, a certificate or a DRS Statement, registered in the name of the Holder or its designee), for the number of Warrant Shares to which the Holder shall be entitled pursuant to such exercise, the Company shall cause the Transfer Agent to deliver the Warrant Shares to the Holder (or its designee). From the Issuance Date through and including the Expiration Date, the Company shall maintain a transfer agent that participates in DTC’s Fast Automated Securities Transfer (“FAST”) Program. Upon delivery of a Notice of Exercise; provided that the payment of the Aggregate Exercise Price (if any) has been made within one (1) Trading Day of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates or DRS Statements evidencing such Warrant Shares, or crediting of such Holder’s (or designee’s) account with DTC (as the case may be).

(iv) If the Company shall fail, for any reason or for no reason, on or prior to the Warrant Share Delivery Date, to deliver to the Holder the Warrant Shares subject to a Notice of Exercise and the applicable Aggregate Exercise Price has been delivered (other than in the case of a Cashless Exercise), then the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each US$1,000 of Warrant Shares subject to such exercise (based on the fair value of the Common Shares on the date of the applicable Notice of Exercise), US$10 per Trading Day for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise; provided that such liquidated damages shall not begin to accrue until the first Trading Day after the Warrant Share Delivery Date and shall not exceed, in the aggregate, the aggregate Exercise Price in respect of the Warrant Shares subject to such exercise. In addition to the foregoing, if the Company fails to deliver the Warrant Shares in accordance with the provisions of Section 1(b)(iii) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if on or after such Warrant Share Delivery Date the Holder acquires (in an open market transaction, stock loan or otherwise) Common Shares corresponding to all or any portion of the number of Warrant Shares issuable upon such exercise that the Holder is entitled to receive from the Company and has not received from the Company in connection with such failure to deliver (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the Common Shares so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or DRS Statement (and to issue such Warrant Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or DRS Statement representing such Warrant Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates or DRS Statements representing Warrant Shares (or to electronically deliver such Warrant Shares) upon the exercise of this Warrant as required pursuant to the terms hereof. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the applicable Warrant Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Notice of Exercise; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such Notice of Exercise pursuant to this Section 1(b) or otherwise, and (ii) if a registration statement covering the resale of the Warrant Shares that are subject to a Notice of Exercise is not available for the resale of such Warrant Shares and the Holder has submitted a Notice of Exercise prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Notice of Exercise electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its DWAC system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Notice of Exercise in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Notice of Exercise; provided that the rescission of a Notice of Exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(b) or otherwise, and/or (y) switch some or all of such Notice of Exercise from a cash exercise to a Cashless Exercise.

(v) Notwithstanding the foregoing, the Holder may, in its sole and absolute discretion, elect to exercise this Warrant into pre-funded warrants to purchase same number of Warrant Shares as to which this Warrant is being exercised in the form of a pre-funded warrant attached as Exhibit D hereto (a “Pre-Funded Warrant”) (as subject to adjustment hereunder), with an exercise price of $0.0001 per Common Share (the “Pre-Funded Warrant Exercise Price”). The purchase price of one Pre-Funded Warrant shall be the Exercise Price minus the Pre-Funded Warrant Exercise Price.

(c) Partial Exercise. This Warrant shall be exercisable, either in its entirety or, from time to time, for part of the number of Warrant Shares referenced by this Warrant. If this Warrant is submitted in connection with any exercise pursuant to Section 1 and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such an exercise and the Holder elects to receive a replacement Warrant, then the Company shall as soon as practicable and in no event later than ten (10) Business Days after any exercise and at its own expense, issue a new Warrant of like tenor representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 16.

2.	ISSUANCE OF WARRANT SHARES

(a) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of any Holder and except as arising from applicable U.S. federal and state securities laws, or applicable Canadian provincial securities laws.

(b) The Company shall register this Warrant upon records to be maintained by the Company for that purpose in the name of the record Holder of such Warrant from time to time. The Company may deem and treat the record Holder of this Warrant as the absolute owner thereof for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes.

(c) The Company will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, amalgamation, arrangement dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all action necessary or appropriate in order to protect the rights of the Holder to exercise this Warrant, or against impairment of such rights.

3.	ADJUSTMENTS OF EXERCISE PRICE, NUMBER AND TYPE OF WARRANT SHARES

(a) The Exercise Price and the number of Warrant Shares issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. If the Company does not have the requisite number of authorized but unissued Common Shares to make any adjustment, then the Company shall, as soon as reasonably practicable, take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to have the requisite number of authorized Common Shares to allow for such adjustment.

(i) Subdivision or Combination of Common Shares. In case the Company shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased, and conversely, in case the outstanding Common Shares of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(i).

(ii) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iii) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iv) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Shares or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding Common Shares or greater than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable contemplated Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that if (i) the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors or (ii) the consideration issuable in such Fundamental Transaction is all stock or other securities consideration, then, in each case, the Holder, in connection with the Holder’s option to cause the Company or any Successor Entity to purchase this Warrant from the Holder, which option shall be exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable contemplated Fundamental Transaction), shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Shares will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the remaining term of this Warrant obtained from the HVT function on Bloomberg as of the Trading Day immediately prior to the public announcement of the applicable Fundamental Transaction or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the greater of (A) the sum of the price per share being offered in cash, if any, plus the per share value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (B) the greater of (x) the last weighted average price of the Common Shares immediately prior to the public announcement of such Fundamental Transaction and (y) the last weighted average price of the Common Shares immediately prior to the consummation of such Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the effective date of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(a)(iv) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and/or the amount, if any, of other securities, assets or property which at the time would be received upon the exercise of the Warrant.

(c) Certain Events. If any event occurs as to which the other provisions of this Section 3 are not strictly applicable but the lack of any adjustment would not fairly protect the purchase rights of the Holder under this Warrant in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the Holder under this Warrant in accordance with the basic intent and principles of such provisions, then the Board of Directors will, in good faith, make an appropriate adjustment to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 3(c) will increase the Exercise Price or decrease the number of Warrant Shares except as determined pursuant to this Section 3.

4.	RESTRICTION ON EXERCISE

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares that, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of Common Shares beneficially owned by the Holder, its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act to exceed 4.99% (the “Maximum Percentage”) of the total number of issued and outstanding Common Shares of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act to exceed 4.99% of the combined voting power of all of the securities of the Company then outstanding following such exercise. For purposes of this Warrant, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Commission prior to the date hereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or its transfer agent setting forth the number of Common Shares outstanding. Upon the written request of the Holder, the Company shall within three (3) Trading Days confirm in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that such Maximum Percentage shall not exceed 9.99% (or upon the election of the Holder prior to the issuance of this Warrant, 19.99%); provided, further, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

For purposes of this Section 4(a), the aggregate number of Common Shares or voting securities beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act shall include the Common Shares issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares that would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company that would entitle the holder thereof to acquire at any time Common Shares, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Holder or any of its Affiliates and other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act.

(b) This Section 4 shall not restrict the number of Common Shares that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 3(a)(iv) of this Warrant.

5.	TRANSFERS AND EXCHANGES OF WARRANT AND WARRANT SHARES

(a) Registration of Transfers and Exchanges. Subject to Section 5(c), upon the Holder’s surrender of this Warrant, with a duly executed copy of the Form of Assignment attached as Exhibit C, to the Chief Financial Officer of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the

Holder, the Company shall register the transfer of all or any portion of this Warrant. Upon such registration of transfer, the Company shall issue a new Warrant, in substantially the form of this Warrant, evidencing the acquisition rights transferred to the transferee and a new Warrant, in similar form, evidencing the remaining acquisition rights, if any, not transferred, to the Holder requesting the transfer.

(b) Warrant Exchangeable for Different Denominations. The Holder may exchange this Warrant for a new Warrant or Warrants, in substantially the form of this Warrant, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder. The Holder shall surrender this Warrant with duly executed instructions regarding such re-certification of this Warrant to the Chief Financial Officer of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

(c) Restrictions on Transfers. This Warrant may not be transferred at any time without (i) registration under the Securities Act and all applicable state securities laws, or (ii) the availability of an exemption from such registration; provided, however, that no opinion of counsel shall be required in connection with any transfer effected pursuant to Rule 144, and the Company shall accept customary Rule 144 seller representations in lieu thereof; and, in the case of any other exemption, delivery to the Company of a written opinion of legal counsel addressed to the Company that the proposed transfer of the Warrant may be effected without registration under the Securities Act, which opinion shall be in form and substance reasonably satisfactory to the Company.

(d) Permitted Transfers and Assignments. Notwithstanding any provision to the contrary in this Section 5, the Holder may transfer, with or without consideration, this Warrant or any of the Warrant Shares (or a portion thereof) to the Holder’s Affiliates without obtaining the opinion from counsel that may be required by Section 5(c)(ii), provided that the Holder delivers to the Company and its counsel certifications, documentation, and other assurances, acceptable to the Company, and reasonably required by the Holder’s counsel to enable the Holder’s counsel to render an opinion to the Company’s Transfer Agent that such transfer does not violate applicable U.S. federal securities laws

6.	MUTILATED OR MISSING WARRANT CERTIFICATE

If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will, at the Holder’s expense, issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares; provided, however, that, as a prerequisite to the issuance of a substitute Warrant, the Company may require satisfactory evidence of loss, theft or destruction as well as an indemnity from the Holder of a lost, stolen or destroyed Warrant.

7.	PAYMENT OF TAXES

The Company will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of this Warrant and the Warrant Shares including, without limitation, all documentary and stamp taxes; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares to any person or entity other than to the Holder.

8.	FRACTIONAL WARRANT SHARES

No fractional Warrant Shares shall be issued upon exercise of this Warrant. The Company, in lieu of issuing any fractional Warrant Share, shall round up the number of Warrant Shares issuable to nearest whole share.

9.	NO SHAREHOLDER RIGHTS; LEGEND

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of Common Shares or any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a shareholder of the Company or the right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting shareholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate or DRS Statement for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate or DRS Statement for Warrant Shares issued to any subsequent transferee of any such certificate or DRS Statement, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THESE SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

The foregoing legends shall be removed pursuant to the terms and conditions set forth in the Registration Rights Agreement.

10.	REGISTRATION RIGHTS

The Holder shall be entitled to the registration rights as are contained in the Registration Rights Agreement with respect to the Warrant Shares, the provisions of which are deemed incorporated herein by reference.

11.	NOTICES

All notices, consents, waivers, and other communications under this Warrant must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) sent by email so long as the sender does not receive an automated message by the transmitting equipment that the email was rejected or (d) received or rejected by the addressee, if sent by certified mail, return receipt requested, if to the registered Holder hereof; to the Holder at the address, facsimile number, or e-mail address furnished by the registered Holder to the Company in accordance with the Purchase Agreement or if to the Company, to Mark Rosenblum at mrosenblum@decoytx.com; copy to Annie Yan at ayan@decoytx.com (or to such other address, facsimile number, or e-mail address as the Holder or the Company may designate by notice the other party).

12.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Warrant invalid or unenforceable, the other provisions of this Warrant will remain in full force and effect. Any provision of this Warrant held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.	BINDING EFFECT

This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, the registered Holder or Holders from time to time of this Warrant.

14.	SURVIVAL OF RIGHTS AND DUTIES

This Warrant shall terminate and be of no further force and effect on the earlier of 5:00 P.M., Eastern Time, on the Expiration Date or the date on which this Warrant has been exercised in full.

15.	GOVERNING LAW

This Warrant will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

16.	DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or e-mail with confirmation of transmission by the transmitting equipment within two Business Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days, submit via email or facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder (which approval shall not be unreasonably withheld) or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

17.	NOTICES OF RECORD DATE

Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting shares (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) calendar days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, distribution, option or right, (ii) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, liquidation or winding up.

18.	RESERVATION OF SHARES

The Company shall reserve and keep available out of its authorized but unissued Common Shares for issuance upon the exercise of this Warrant, free from pre-emptive rights, such number of Common Shares for which this Warrant shall from time to time be exercisable. The Company will take all such commercially reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Company covenants that it will promptly take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use best efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Board of Directors or any public regulatory body, as may be necessary to enable the Company to perform its obligations under this Warrant. In addition, the Company shall not amend its certificate of incorporation to impose any restriction on the number of Common Shares authorized for issuance.

19.	NO THIRD PARTY RIGHTS

This Warrant is not intended, and will not be construed, to create any rights in any parties other than the Company and the Holder, and no person or entity may assert any rights as third-party beneficiary hereunder.

20.	COUNTERPARTS

This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically (including without limitation by .pdf transmission) or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

21.	AMENDMENTS

Other than Section 4 and this Section 21, which may not be amended, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant signed by the Company and the Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first set forth above.

DECOY THERAPEUTICS INC.

Name: Mark J. Rosenblum
Title: Chief Financial Officer

EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To: Decoy Therapeutics Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder, ___________________ Decoy Therapeutics Inc. to purchase ___________________ Decoy Therapeutics Inc. Common Shares, par value 0.0001 per share, issuable upon exercise of the Warrant and delivery of:

(1) U.S. $_________ (in cash as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant; and/or

(2) __________ Decoy Therapeutics Inc. Common Shares (pursuant to a Cashless Exercise in accordance with Section 1(b)(ii) of the Warrant) (check here if the undersigned desires to deliver an unspecified number of shares equal the number sufficient to effect a Cashless Exercise [___]).

The undersigned requests that certificates or direct registration system account statement for such shares be issued in the name of:

_________________________________________

(Please print name, address and social security or federal employer identification number (if applicable))

_________________________________________

_________________________________________

Capitalized terms used herein without definition have the meaning ascribed to them in the Warrant. Except if this Warrant is being exercised pursuant to a Cashless Exercise in accordance with Section 1(b)(ii) of the Warrant, the undersigned hereby reaffirms that the undersigned is an “accredited investor” as defined under Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. The undersigned understands that the Common Shares may bear one or more legends restricting transfers, as set forth in the Purchase Agreement.

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned, by checking here [ ] requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

_________________________________________

(Please print name, address and social security or federal employer identification number (if applicable))

_________________________________________

_________________________________________

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated:

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Notice of Exercise and hereby directs ______________ to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated _________, 202_, from the Company and acknowledged and agreed to by _______________.

DECOY THERAPEUTICS INC.

Name: [●]
Title: [●]

EXHIBIT C

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, ___________________________________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire the number of Warrant Shares set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to acquire the Warrant Shares not so assigned be issued in the name of and delivered to the undersigned. A written opinion of legal counsel addressed to the Company confirming that the proposed transfer of the Warrant may be effected without registration under the Securities Act of 1933, as amended, accompanies this Form of Assignment.

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated:

EXHIBIT D

PRE-FUNDED WARRANT